Exhibit 99.1

Strategic Storage Trust VI, Inc. Acquires Storage Facility in Toronto, Ontario, Canada

LADERA RANCH, CALIF – January 31, 2023 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly registered non-traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”), announced today the acquisition of an approximately 104,750 square foot self-storage facility in Toronto, Ontario, Canada with approximately 1,020 interior climate-controlled units and approximately 275 parking spaces on nearly five acres of land.

Located at 1450 Don Mills Road, the property was converted from an office building to self storage in 2020. It is easily accessible from the Don Valley Parkway and Highway 401 and serves the York Mills, Don Mills and Parkwoods neighborhoods. There are more than a dozen new residential developments in construction or planning within two miles of the property.

“The area’s favorable demand dynamics, including high population growth, density and household income, are expected to provide a strong customer base and stable revenue stream for the long term,” said H. Michael Schwartz, CEO and President of SST VI. “This acquisition significantly increases our presence in Toronto and strengthens our position in the market.”

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a Maryland corporation that elected to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self storage facilities and related self storage real estate investments in the United States and Canada. As of January 31, 2023, SST VI has a portfolio of 13 operating properties in the United States comprising approximately 8,660 units and 1,005,000 rentable square feet (including parking); four properties with approximately 3,900 units and 552,700 rentable square feet (including parking) in Canada; and joint venture interests in two development properties in Toronto, Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) is a self-managed REIT with a fully integrated operations team of approximately 450 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs. As of January 31, 2023, SmartStop has an owned or managed portfolio of 181 operating properties in 22 states and Canada, comprising approximately 124,800 units and 14.1 million rentable square feet. SmartStop and its affiliates own or manage 24 operating self storage properties in Canada, which total approximately 20,400 units and 2.1 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

IR@smartstop.com